UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Automatic Data Processing, Inc.

(Name of Registrant as Specified In Its Charter)

William A. Ackman

Veronica M. Hagen

V. Paul Unruh

Pershing Square Capital Management, L.P.

PS Management GP, LLC

Pershing Square, L.P.

Pershing Square II, L.P.

Pershing Square International, Ltd.

Pershing Square Holdings, Ltd.

Pershing Square VI Master, L.P.

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On October 28, 2017, Pershing Square Capital Management, L.P. and certain affiliates issued the following mailing insert to shareholders of Automatic Data Processing, Inc., which may also be posted on www.ADPascending.com:

“ “ PROXY ADVISORY FIRMS ENDORSE OUR VIEWS ” ” ” ” We believe Pershing Square has argued the more convincing case, particularly that: (i) ADP is underperforming its potential; (ii) ADP’s historical leadership position and scale advantages breed complacency with incremental improvements that accrue relatively easily year after year; (iii) ADP is not keeping pace with smaller competitors in key market segments in the evolving HCM industry; (iv) an ine_cient corporate structure and insular culture restrain ADP from identifying and urgently responding to business opportunities and threats; and (v) ADP’s performance can be significantly improved, and shareholder returns enhanced, pursuant to a transformation plan implemented in a prudent manner under the oversight of a partly reconstituted board of directors. In our view, the board’s response, or lack thereof, to the substance of Pershing Square’s argument leaves much to be desired by shareholders and, similarly, the board’s stated operational and financial plan strikes us as being inadequate and underwhelming given the substantial opportunity thoroughly detailed by Pershing Square. We recommend that shareholders vote FOR all nominees on the GOLD proxy card. — Glass, Lewis & Co. (10/23/17)_ “ “ Ackman would bring a strong understanding of the company, with the resources and analytical ability that his firm has demonstrated while digging deeply into ADP’s business, asking valid questions, presenting detailed data, and proposing solutions. His real estate background could also be helpful at this point in the company’s life cycle, given ADP’s ongoing initiatives to rationalize its footprint. — Institutional Shareholder Services (10/25/17) We believe that Pershing Square’s nominees will reinforce the Board and management in addressing operational ine_ciencies, strengthen corporate governance and unlock ADP’s potential in order to maximize shareholder value. — Egan-Jones (10/23/17)

WALL STREET “ ANALYSTS SEE THE OPPORTUNITY CNBC’S JIM CRAMER SEES THE OPPORTUNITY ” ” ” “ “ We believe there is likely a valid case for accelerated margin expansion at ADP, and there is merit in Pershing challenging the rate and pace at which ADP is driving e_ciency in service delivery and addressing its legacy platforms. There is a 10-15 [percentage point] delta between ADP and competitor margins which cannot be easily explained by structural di_erences, ADP’s business is more labor-intensive than peers, and examples exist (e.g., CDK) of successful margin expansion after spinning out of ADP. — Lisa Ellis, Bernstein (8/31/17)_ Shareholders are urged NOT to use any white proxy card received from ADP and are strongly encouraged to discard the white proxy card. If you previously voted ADP’s white proxy card you may change your vote by voting a later-dated GOLD Proxy Card or GOLD Voting Instruction Form. Only your last-dated proxy card will count. Additional information regarding the proxy contest, as well as Pershing Square’s materials for ADP shareholders is available at www.ADPascending.com. For questions about how to vote your shares, please contact our proxy solicitor, D.F. King & Co., Inc., at (866) 342-1635. YOU CAN VOTE BY INTERNET OR TELEPHONE Please vote FOR the election of all nominees on the GOLD proxy card today [Ackman] is very rigorous, he does quality work, I think he argues a good point, I think that Automatic Data has been complacent, I think that this has lit a fire under them and will probably help them, but the fact is that many of the points that he makes . . . are right. I think he deserves a board seat. — Jim Cramer, CNBC (10/5/17)__ We agree that there are significant margin expansion opportunities and expect the activist involvement to potentially help drive greater focus on improving the Employer Services margins going forward. — Bryan Keane, Deutsche Bank (9/5/17) Vote GOLD Proxy Discard WHITE Proxy TIME IS SHORT: If sent by mail, your vote must be received no later than 11:59 PM (Eastern) on Monday, November 6, 2017